Exhibit 99.1

EASTMAN KODAK COMPANY
343 STATE STREET
ROCHESTER, NEW YORK 14650

Supplement to Proxy Statement Dated April 10, 2017

2017 Annual Meeting of Stockholders to be held May 23, 2017

_______________________________

This Supplement is being furnished on or about May 18, 2017 to shareholders of Eastman Kodak Company (“we,” “our,” “us” or the “Company”) in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 23, 2017. This Supplement provides important information that modifies some of the information included in our proxy statement for the Annual Meeting (the “2017 Proxy Statement”), which was previously sent or made available to our shareholders. On or about April 10, 2017, we mailed shareholders a notice containing instructions on how to access the proxy materials relating to the Annual Meeting, how to request paper copies of those materials and how to vote their shares. This Supplement should be read in conjunction with the 2017 Proxy Statement.

Subsequent to the mailing of the 2017 Proxy Statement, Craig A. Rogerson, a nominee for director at the Annual Meeting, indicated that due to a conflict he is no longer available to serve as our director. As a result, Mr. Rogerson has withdrawn his name for consideration as a director nominee.

In addition, subsequent to the filing of the 2017 Proxy Statement, BlueMountain Capital Management, LLC, et al (“BlueMountain”) has sold or contracted to sell shares of our common stock to George Karfunkel (“Karfunkel”), Moses Marx (“Marx”) and Southeastern Asset Management Inc., et al (“Southeastern”) or entities or funds whose securities are treated as beneficially owned by Karfunkel, Marx or Southeastern. Each of BlueMountain, Marx and Southeastern was reported as a greater than 5% holder of shares of our common stock in the 2017 Proxy Statement, and Karfunkel is a current director of the Company, a nominee for election as a director at the Annual Meeting and, now, a greater than 5% holder of shares of our common stock.

The following table provides ownership information for BlueMountain, Karfunkel, Marx and Southeastern as of May 18, 2017 on a pro forma basis giving effect to the BlueMountain sales and contracts for sale of shares of our common stock to Karfunkel, Marx and Southeastern assuming all the transactions contemplated by the contracts for sale are consummated:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class Beneficially Owned(1)	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned	Percent of Class Beneficially Owned
BlueMountain Capital Management, LLC, et al 280 Park Avenue, 12th Floor New York, New York 10017	511,358(2)	--*	--	--
George Karfunkel 1671 52nd Street Brooklyn, New York 11204	2,766,278(3)	6.5%	--	--
Moses Marx 160 Broadway New York, New York 10038	5,988,656(4)	14.0%	--	--
Southeastern Asset Management, Inc., et al 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	16,454,200(5)	30.5%	2,000,000(5)	100%

*	Indicates less than one percent.
(1)	Percentages are based on 42,462,863 shares of common stock outstanding as of May 1, 2017.
(2)	As a result of the sales and contracts for sale as described in the lead in to the table above and the footnotes to this table, BlueMountain will no longer be a greater than 5% holder of shares of our common stock. This information is based on Amendment No. 5 to Schedule 13D filed with the SEC on April 27, 2017 by BlueMountain, et al. and information provided to us by representatives of BlueMountain. This amount includes 511,358 net-share settled warrants to purchase shares of our common stock.
(3)	The amount shown includes 125% warrants to purchase 31,451 shares of our common stock at an exercise price of $14.93 and 135% warrants to purchase 31,451 shares of our common stock at an exercise price of $16.12. Each of these warrants entitles Karfunkel to purchase one share of common stock; however for each warrant exercised, Karfunkel will receive a net share amount equal to the number of shares issuable upon the exercise multiplied by the closing sale price of our common stock on the exercise date minus the exercise price, divided by the closing sale price, together with cash for any fractional shares. The amount shown also includes 500,000 shares of our common stock that Chesed Foundation of America, a charitable foundation controlled by Karfunkel, acquired from BlueMountain.
(4)	Moses Marx reports shared voting and dispositive power over 3,139,741 shares of our common stock held by Momar Corporation, of which Marx serves as president, and 1,519,646 shares held by United Equities Commodities Company (“United Equities”), a private investment company of which Marx is a 99% general partner. The amount shown also includes 170,000 shares held by 111 John Realty Corp., in which Marx and his spouse hold a 50% interest, 614,041 shares held by Marneau Holding Company (“Marneau”), in which Marx holds a direct and indirect 75% interest and an aggregate of 127,214 net-share settled warrants to purchase shares of our common stock held by United Equities and Marneau. Additionally, the amount shown includes 246,574 shares held directly by Marx and an aggregate of 171,440 net-share settled warrants to purchase shares of our common stock, as to all of which Marx reports having sole voting and dispositive power. The amount shown does not include 606,417 shares of our common stock held by K.F. Investors LLC (“KF Investors”). Marx and the other entities referenced in this footnote have agreed to act as a “group” with KF Investors within the meaning of Section 13(d)(3) of the Exchange Act, but Marx has no ownership interest in or any control over KF Investors. This information is based on Amendment No. 1 to Schedule 13D filed jointly by Marx and the entities described in this footnote on May 3, 2017 and Section 16 reports filed with the SEC by Marx.
(5)	Pursuant to the contract with BlueMountain, subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Southeastern Asset Management, Inc. (“SEAM”), a Tennessee corporation and a registered investment advisor, will have beneficial ownership of 16,454,200 shares of our common stock, including 11,494,200 shares issuable upon conversion of 2,000,000 shares of Series A convertible preferred stock. SEAM will share voting power with Longleaf Partners Small-Cap Fund (“Longleaf”), a series of Longleaf Partners Funds Trust, a Massachusetts business trust, with respect to 14,714,319 shares. SEAM will have no voting power with respect to 1,739,881 shares. SEAM will continue to have sole dispositive power with respect to 205,171 shares and will share dispositive power with respect to 16,249,029 shares, including 14,714,319 shares with Longleaf. Mr. O. Mason Hawkins is the Chairman of the Board and Chief Executive Officer of SEAM. All shares reported by SEAM are owned by SEAM’s investment advisory clients, including Longleaf, and none are owned directly or indirectly by SEAM. This information is based on Amendment No. 1 to the Schedule 13G filed with the SEC on February 14, 2017 by Southeastern and information provided to us by representatives of Southeastern.